Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Annual Report on Form 10-K on the financial statements of BAIYU Holdings Inc. (formerly known as “TD Holdings Inc.”).of auditor’s opinion in the Report of Independent Registered Public Accounting Firm dated March 22, 2024, relating to the consolidated balance sheets of the Company as of December 31, 2023, and the related consolidated statements of operation and comprehensive loss, changes in shareholder’s equity, and cash flows for the year ended December 31, 2023 and the related notes, included in its Annual Report on Form 10-K.

Singapore

March 22, 2024